UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BorrowMoney.com, Inc.

(Exact name of registrant as specified in its charter)

Florida	65-0981503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

512 Bayshore Drive Fort Lauderdale, Florida	33304
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [X]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [  ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, $0.0001 par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

General

The following description of our capital stock and certain provisions of our Articles of Incorporation, as amended (the “Articles of Incorporation”) and Amended Bylaws (“Bylaws”) are summaries and are qualified in their entirety by reference to the full text of our Articles of Incorporation and Bylaws, each of which have been publicly filed with the Securities and Exchange Commission (the “SEC”). We encourage you to read our Articles of Incorporation and Bylaws and the applicable provisions of the Florida Business Corporation Act (“FBCA”) for additional information.

Common Stock

We are authorized to issue up to a total of 100,000,000 shares of common stock, par value $0.0001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. The holders of one-third of the voting power of our issued and outstanding capital stock, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at any meeting, unless the representation of a larger number shall be required by law, in which case, the representation of the number so required shall constitute a quorum.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue up to 20,000,000 shares of preferred stock, par value $0.0001, in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without shareholder approval, can issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, Bylaws and the FBCA

Florida Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the FBCA, a Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	The transaction is approved by a majority of disinterested directors;
●	The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●	The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or
●	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares.

In addition, we are subject to Section 607.0902 of the FBCA which relates to control-share acquisition and provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person. The thresholds specified in the FBCA are the acquisition of a number of shares representing:

●	one-fifth or more, but less than one-third, of all voting power of the corporation;
●	one-third or more, but less than a majority, of all voting power of the corporation; or
●	a majority or more of all voting power of the corporation.

The statute does not apply if, among other things, the acquisition:

●	is approved by the corporation’s board of directors; or
●	is effected pursuant to a statutory merger or share exchange to which the corporation is a party.

Board of Directors Vacancies

Our Bylaws authorize our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the board of directors.

Meeting of Stockholders

Our Bylaws provide that special meetings of our shareholders may be called by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval and may be utilized for a variety of corporate purposes, including future public and private offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Shareholder Proposals

Our Bylaws provide that shareholders seeking to bring business before our annual meeting of shareholders must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to the board of directors or secretary not later than the close of business on the last business day of the month of January. Furthermore, our Bylaws provide that shareholders seeking to bring business before any special meeting of shareholders must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to the board of directors or secretary not later than the close of business on the tenth calendar day following the date on which notice of such meeting is first given to shareholders.

Item 2.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Description
3.1	Articles of Incorporation of Sports.Com, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 19, 2017)
3.2	Articles of Amendment of Articles of Incorporation changing the name of the Company to Lumigene Corporation (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 19, 2017)
3.3	Articles of Amendment of Articles of Incorporation changing the name of the Company to IBMS, Inc. (Incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 19, 2017)
3.4	Articles of Amendment of Articles of Incorporation changing the name of the Company to Horizon Group Holdings, Inc. (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 19, 2017)
3.5	Articles of Amendment of Articles of Incorporation changing the name of the Company to BorrowMoney.com, Inc. (Incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 19, 2017)
3.6	Amended Bylaws (Incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 19, 2017)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BORROWMONEY.COM, INC.

Date: June 11, 2020	By:	/s/ Aldo Piscitello
	Name:	Aldo Piscitello
	Title:	President